EXHIBIT 10.6


Statesman National Life Insurance Company and American Capitol
Insurance Company have made an accounting to each other regarding the items or matters listed below and have made a full and final settlement regarding same, as follows:

          Due from (to) Statesman to American Capitol:

1. Settlement of the coinsurance agreement between American
   Capitol and Statesman through May 31, 1999, and other intercompany transactions reflected on the attached "American Capitol/Statesman
   Intercompany Transactions":                                    $(25,861.00)

2. Settlement of services rendered by employees of one company to the other (12-16-98 to date of receivership) as shown on the
   attached "Summary of Services":                                 101,530.42

3. Settlement of benefit to one company of invoices paid by the other Company (12-16-98 to date of receivership) as shown on the attached "Memo" from J. Wesley McComb To Tom Green dated  May 17,
   1999:                                                            (3,105.00)

4. Payment by Statesman of employee wages and related taxes and benefits (but excluding accrued vacation benefits) as shown on the attached listing of employees and related pay, etc.:
                                                                    33,382.54
                                                               --------------
  "Net" due by Statesman to American Capitol:                    $ 105,946.96*

Accordingly, the payment by Statesman of $105,946.96* constitutes a full and final settlement of the above matters.

There were no matters to settle between Statesman and Texas
Imperial, although Texas Imperial owns all of the stock of Statesman and a surplus debenture in the principal amount of $800,000.

*Item 4 has been calculated through June 9, but if the date of the receivership (expected to be June 10) should be postpone, this amount will be deemed to automatically increase by the "per diem" amount ($3,391.50) shown on the subject attachment.